UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 26, 2010
Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

(276) 326-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure

On April 26, 2010, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended March 31, 2010.  The conference call was announced in the earnings release dated April 26, 2010.  The following are the prepared remarks.

John M. Mendez, President and Chief Executive Officer –

I am assuming that most of you have had the opportunity to view our earnings press release from this morning.  We accelerated the release of earnings, originally scheduled for Wednesday.  With our annual meeting of stockholders tomorrow, we felt that it was important to get earnings released and be in a position to discuss those results at that meeting.

From this schedule change you can probably see that we are pleased with our results for the quarter.  It is refreshing to publish these results which are more indicative of our company and its operations.  The quarter’s results are marked by improvement in net interest margin and net interest income and vigilance over asset quality as we held non-performing assets flat at 97 basis points.  Our credit provisions were down markedly from the fourth quarter but leave much room for improvement.  I would like to mention our second order of business on the agenda for the stockholders’ meeting.  We will be asking for authorization of an additional 25 million shares of common stock.  We feel that it is important to increase our capacity for common, particularly as we move into a new and refreshed strategic plan and in an environment that we feel will offer up opportunities for consolidation.  Our authorized, but unissued common has fallen to about 7 million shares and we believe we may find that wanting over the long-term, if opportunities are presented for strategic consolidation.  Shares authorized under this increase could be used directly in merger transactions, such as our TriStone and Coddle Creek transactions, or they could be used to augment capital, as may be necessary following other transactions including our intended participation in one or more future FDIC assisted transactions.  In any case, we would reserve the use of additional common equity for instances where we have assessed strong probabilities for EPS accretion.

In furtherance of our possible capital needs associated with planned expansion, we have filed an updated S-3 shelf registration for up to $200 million comprised of common and preferred as well as possible debt issuance.  We believe this will give us maximum flexibility and speed to market.

David D. Brown, Chief Financial Officer –

As you saw from this morning’s release, we reported net income for the first quarter of $5.28 million, or $0.30 per share.  This is the first quarter in a long time that we don’t have to be focused on impairment charges on our pooled trust preferred holdings.

We had another uptick in margin from fourth quarter, increasing to 4.02% from 3.92% last quarter.  Asset yields picked up by a couple of basis points on the quarter.  But again, we saw the most meaningful action in the CD portfolio, where we saw a decline of 12 basis points from last quarter.  We also saw continued migration of CD’s to lower yielding money market accounts.

I think we have seen the largest declines in the CD portfolio pricing pass us.  We will continue to reprice slightly downward, but at nowhere near the velocity we have seen over the last five quarters.  I also expect we will see some more run-off and switch to money market in that portfolio.

We made a $3.7 million provision for loan losses during the first quarter, which covered charge-offs and built the allowance to 1.58% of loans.

Wealth revenues decreased a little on a linked basis.  Much of the decline is seasonal as investment advisory revenues tend to dip in the first quarter.   Linked-quarter, deposit account service charges decreased $593 thousand on declining NSF incidents.  Other service charges and fees were up $33 thousand.  Insurance revenues were up $736 thousand, linked-quarter, as the bulk of the contingency revenues came in during the quarter.

In the area of non-interest expense, first quarter efficiency ratio decreased to 54.5%.  Salaries and benefits were down $285 thousand from fourth the quarter.  TriStone branches were down $64 thousand as we fully integrate that deal.  The remainder of the decrease was due to lessened non-wage accruals.  Total FTE at quarter-end was 654.  We are still expecting quarterly salaries and benefits to average in the $8.5 to $9.0 million range for 2010 as annual raises begin to kick in during the second quarter of 2010.

Other operating expenses were $4.5 million, which was a decrease of $269 thousand on a linked-quarter basis.  Marketing and account acquisition expenses were down $119 thousand, professional service fees were down $145 thousand, while ORE loss provisions were up $486 thousand, on a linked quarter basis.  FDIC charges were $701 thousand for the quarter.  We continue to see those charges normalizing higher towards the $850 thousand per quarter range.

Total assets held steady at $2.3 billion and the loan portfolio stayed flat.  We have continued to shrink the CD portfolio and a good deal of that run-off has found a home in the money market area of our offerings.

Total risk-based capital at the holding company is expected to be approximately 14.1%.  The Company and the Bank continue to be well-capitalized and in a strong position, with the Bank’s leverage ratio building to almost 8.0%.

Gary R. Mills, Chief Credit Officer –

The total loan portfolio remained relatively flat during the quarter, declining approximately $3 million since December 31, 2009, to $1.39 billion as of March 31, 2010.  During the quarter, the Company originated or renewed 1,649 loans with an aggregate dollar volume of approximately $109 million.  The Construction, land development, and vacant land segment declined approximately $13.50 million during the quarter.  The largest component of this decline was the result of 2 construction/mini-perm loans totaling $10.20 million converting to permanent financing, and thus migrating to the Commercial Real Estate segment.  The residential real estate segment declined approximately $10.70 million primarily due to a $6.40 million loan being re-categorized into the commercial non-real estate segment.  At origination, the loan was secured by a single family residence and the assignment of marketable securities.  As a result of loan amortization and appreciation of the marketable securities collateral, the loan now presents a properly margined securities secured loan.

By almost all measures, credit quality metrics continued to compare favorably to peer at quarter-end.  Total delinquency as of March 31, 2010, measured 2.35% as compared to 2.32% as of December 31, 2009.  Non-accrual loans remained at 1.25%, while declining in dollar terms by $50,000.  Likewise, non-performing assets as a percentage of assets remained flat with year-end at 0.97%.  Net charge-offs of $3.40 million for the quarter were somewhat elevated as compared to the $2.70 million recorded in the fourth quarter of 2009.  Approximately half of the net charge-offs can be attributed to the residential real estate and the C & I segments.  Geographically, the Richmond, Virginia, and the Winston-Salem, North Carolina markets account for approximately 65% of total net charge-offs.  The allowance for loan losses totaled $22.00 million, or 1.58% of loans, at March 31, 2010, as compared to $21.73 million, or 1.56% of loans, at December 31, 2009.  The provision during the quarter was $3.73 million, which covered net charge-offs by 109%.

This Current Report on Form 8-K contains forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	April 26, 2010	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer